Exhibit 99.1

WAUSAU PAPER ANNOUNCES FOURTH-QUARTER,

YEAR-END FINANCIAL RESULTS

MOSINEE, WI – February 6, 2012– Wausau Paper (NYSE:WPP) today reported that:

▪

Fourth-quarter net losses of $0.58 per share compared to net earnings of $0.31 per share a year ago. Excluding special items, adjusted net earnings of $0.04 per share compared to $0.14 per share in the prior year.

▪

Full-year net losses of $0.44 per share compared to prior-year net earnings of $0.75 per share. Excluding special items, adjusted net earnings of $0.25 per share compared with $0.48 per share a year ago, reflecting year-over-year fiber and energy cost increases equivalent to $0.32 per share.

▪

The Company completed the previously announced sale of its print & color premium brands and plans to close papermaking operations at its Brokaw manufacturing facility in the first quarter of 2012. As a result, fourth-quarter and full-year results included after-tax asset impairment and other closure charges equivalent to $1.08 per share.

▪

During 2011, the Company completed the sale of its remaining timberland holdings, recording a fourth-quarter gain of $0.47 per share.

CONSOLIDATED RESULTS

The Company reported fourth-quarter net losses of $28.7 million, or $0.58 per share, compared with net earnings of $15.2 million, or $0.31 per share, in the prior year. Net sales decreased 3 percent to $252.7 million while shipments decreased 6 percent to 153,000 tons due primarily to planned reductions in the Paper segment’s print & color market category.

Fourth-quarter results included an after-tax charge of $52.9 million, or $1.08 per share, related to the planned 2012 closure of the Paper segment’s Brokaw paper mill; after-tax timberland sales gains of $23.0 million, or $0.47 per share; and after-tax capital-related expenses of $0.6 million, or $0.01 per share. Prior-year results included a tax credit of $12.7 million, or $0.26 per share, related to the cellulosic biofuel producers tax credit; an after-tax charge of $2.4 million, or $0.05 per share, related to a rate adjustment associated with a contract for a former manufacturing facility; and an after-tax curtailment charge of $1.9 million, or $0.04 per share, due to the freezing of benefits associated with a cash balance pension plan. Excluding these items, adjusted fourth-quarter net earnings were $1.8 million, or $0.04 per share, compared with prior-year adjusted net earnings of $6.7 million, or $0.14 per share. Although this comparison is a non-GAAP measure, the Company believes that the presentation of adjusted net earnings provides a useful analysis of ongoing operating trends. Adjusted net earnings for the three-month and year-end results are reconciled to GAAP earnings below.

	3 Months Ended		12 Months Ended
	December 31		December 31
	2011	2010	2011	2010
GAAP Net (Losses) Earnings Per Share	$(0.58)	$ 0.31	$(0.44)	$ 0.75
Facility Closure Charges (1)	1.08	0.05	1.08	0.05
Gain on Sale of Timberlands	(0.47)	–	(0.47)	(0.10)
Capital Related Expense (2)	0.01	–	0.08	–
Brokaw Mill Operating Schedule (3)	–	–	0.01	–
Income Taxes (4)	–	(0.26)	–	(0.26)
Curtailment – Cash Balance Pension Plan	–	0.04	–	0.04

Adjusted Net Earnings Per Share	$ 0.04	$ 0.14	$ 0.25	$ 0.48

Note: Totals may not foot due to rounding differences

(1)

2011 charges represent asset impairment and other exit costs related to the announced 2012 closure of a paper mill in Brokaw, Wisconsin. 2010 charges are associated with a natural gas transportation contract rate adjustment for a former manufacturing facility in Groveton, New Hampshire.

(2)

2011 expenses associated with the rebuild of a paper machine in Brainerd, Minnesota, and the Tissue expansion project at Harrodsburg, Kentucky.

(3)

2011 expenses related to the transition of Brokaw mill operations from a 7 to a 5 day-per-week schedule.

(4)

2010 relates primarily to the cellulosic biofuel producers tax credit.

For the full-year 2011, adjusted net earnings of $12.4 million, or $0.25 per share, compared with adjusted net earnings of $23.8 million, or $0.48 per share, in the prior year. Net sales decreased 2 percent to $1,035 million while shipments declined 6 percent to 627,000 tons.

Henry C. Newell, president and CEO, commented, “Fourth-quarter earnings were consistent with our expectations with Tissue returning to double-digit margins and Paper segment profits pressured by print sector performance and reduced technical volumes. The sale of our remaining timberlands and ongoing exit of our participation in print & color markets narrow our focus to growth in profitable tissue and technical paper markets, significantly reduces execution risk and provides for a strong and flexible balance sheet to support our ongoing strategic investments.”

Further commenting on 2012 Mr. Newell remarked, “2012 is about growth as we target tissue and technical market sales increases of 8 percent and 13 percent, respectively. In addition, we are focused on the fourth-quarter completion and start-up of our new towel and tissue machine at the Harrodsburg facility and our exit from print & color in a manner that delivers value for shareholders, protects long-standing customer relationships and treats our employees with the respect that they have earned.” Mr. Newell continued, “We are determined to deliver year-over-year earnings growth and expect first-quarter adjusted earnings in the range of $0.04-$0.07 per share.” Adjusted earnings in the first quarter of 2011 were $0.03 per share.

TISSUE SEGMENT

The Tissue segment’s fourth-quarter operating profit of $9.4 million increased from $7.0 million in the third quarter and compares with $11.1 million last year. Third- and fourth-quarter results included pre-tax expenses associated with the Tissue expansion project of $0.7 million and $1.0 million, respectively. Excluding project-related expenses, Tissue’s operating margin of 11.9 percent increased from third-quarter levels of 8.9 percent due largely to reduced wastepaper costs and full realization of earlier selling price increases. As compared with the same period last year, net sales were essentially flat while shipments declined 2 percent. Full-year operating profit was $31.4 million compared with $46.1 million last year with $2.2 million in project-related expenses and $10.9 million in fiber and energy cost increases driving much of the decrease. Net sales and shipments decreased 2 percent. While market demand for away-from-home towel and tissue products declined slightly in 2011, sales of Tissue’s Green Seal™-certified products increased 3 percent and represented 54 percent of total sales.

Tissue’s $220 million expansion project at Harrodsburg, Kentucky remains on budget and continues to meet all construction and product development milestones. Systems testing and machine start-up are now anticipated to occur in the fourth quarter of 2012.

PAPER SEGMENT

The Paper segment’s fourth-quarter operating loss of $82.9 million included pre-tax Brokaw mill closure charges of $81.8 million (consisting primarily of non-cash charges related to impairment of long-lived assets) while prior-year operating loss of $0.7 million included pre-tax charges of $3.8 million related to adjustment of a natural gas transportation contract for the former Groveton mill, and pre-tax charges of $1.4 million associated with conversion of the alternative fuel mixtures tax credit to the cellulosic biofuel producers tax credit. Excluding special items, Paper segment’s fourth-quarter operating loss was $1.1 million compared to prior-year profit of $4.5 million. The impact of operations at the Brokaw mill reduced Paper segment adjusted operating results by approximately $2 million ($0.03 per share after-tax) in the fourth quarter while increasing adjusted operating profits by approximately $1 million ($0.02 per share after-tax) last year. The estimated impact of Brokaw operations is preliminary and will be determined, consistent with GAAP, after closure of the facility. Net sales decreased 4 percent while shipments declined 7 percent, reflecting reduced print & color volumes as well as customer destocking activities in technical sectors.

The Paper segment reported a full-year operating loss of $76.2 million including pre-tax Brokaw mill closure charges of $81.8 million, pre-tax expenses of $4.0 million associated with the Brainerd paper machine rebuild and $0.6 million related to the first-quarter transition to a reduced operating schedule at the Brokaw mill. Prior-year operating profit of $12.3 million included pre-tax charges of $3.8 million related to adjustment of a natural gas transportation contract for the former Groveton mill. Excluding special items, full-year operating profit was $10.2 million compared with $16.2 million last year. The impact of operations at the Brokaw mill reduced Paper segment adjusted operating profits by approximately $7 million ($0.10 per share after-tax) for the full year while increasing adjusted operating profits by approximately $3 million ($0.04 per share after-tax) last year. Net sales decreased 2 percent while shipments declined 7 percent, again reflecting reduced print & color volumes.

Sale of Paper’s premium print & color brands, select paper inventory and certain manufacturing equipment to Neenah Paper was completed on January 31, 2012. Sale proceeds of $21 million and the liquidation of working capital, net of mill closure costs, are expected to generate approximately $20 million in cash during 2012. Permanent closure of the Brokaw mill is expected by mid-year, marking the end of the Company’s material participation in print & color markets.

TIMBERLAND SALES

During the fourth quarter the Company sold 80,200 acres of its northern Wisconsin timberlands for $42.9 million, generating an after-tax gain of $23.0 million. Available tax offsets are expected to effectively defer the tax obligations associated with the transactions for a period of up to six years. With the fourth-quarter sales, the Company concluded the timberland sales program initiated in 2005.

CONFERENCE CALL

Wausau Paper’s fourth-quarter conference call is scheduled for 11:00 a.m. (EST) on Tuesday, February 7, and can be accessed through the Company’s website at www.wausaupaper.com under “Investors.” A replay of the webcast will be available at the same site through February 14.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products. The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended December 31, 2011

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Twelve Months
of Operations	Ended December 31, (unaudited)		Ended December 31,
	2011	2010	2011 (unaudited)	2010
Net sales	$ 252,678	$ 260,217	$1,034,574	$1,055,688
Cost of sales	269,365	229,619	975,976	925,043
Gross (loss) profit	(16,687)	30,598	58,598	130,645
Selling & administrative expenses	20,438	28,292	78,482	86,804
Restructuring	6,204	–	6,204	–
Operating (loss) profit	(43,329)	2,306	(26,088)	43,841
Interest expense	(1,435)	(1,720)	(6,850)	(6,587)
Loss on early extinguishment of debt	–	–	(666)	–
Other income, net	11	49	66	234
(Loss) earnings before income taxes	(44,753)	635	(33,538)	37,488
(Credit) provision for income taxes	(16,035)	(14,573)	(11,840)	632

Net (loss) earnings	$ (28,718)	$ 15,208	$ (21,698)	$ 36,856

Net (loss) earnings per share (basic and diluted)	$ (0.58)	$ 0.31	$ (0.44)	$ 0.75
Weighted average shares outstanding – basic	49,175	48,971	49,160	48,965
Weighted average shares outstanding – diluted	49,175	49,369	49,160	49,292

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2011 (unaudited)	2010
Current assets	$ 226,334	$ 243,898
Property, plant, and equipment, net	369,836	380,801
Other assets	82,660	52,910
Total Assets	$ 678,830	$ 677,609

Current liabilities	$ 155,295	$ 134,759
Long-term debt	127,650	127,382
Other liabilities	199,641	155,802
Stockholders’ equity	196,244	259,666
Total Liabilities and Stockholders’ Equity	$ 678,830	$ 677,609

Condensed Consolidated Statements	Twelve Months
of Cash Flows	Ended December 31,
	2011 (unaudited)	2010
Cash flows from operating activities:
Net (loss) earnings	$(21,698)	$ 36,856
Provision for depreciation, depletion, and amortization	55,815	56,529
Gain on sale of assets	(36,202)	(9,059)
Impairment of long-lived assets	58,837	536
Non-cash inventory, spare parts and other writedowns	13,093	–
Deferred income taxes and other non-cash items	(20,454)	(18,587)
Loss on early extinguishment of debt	666	–
Changes in operating assets and liabilities:
Receivables	6,432	3,776
Inventories	18,965	(16,324)
Accounts payable and other liabilities	(1,558)	(6,424)
Other	(9,412)	(24,550)
Net cash provided by operating activities	64,484	22,753

Cash flows from investing activities:
Capital expenditures	(78,063)	(42,990)
Grants received for capital expenditures	610	1,838
Proceeds from property, plant, and equipment disposals	43,830	10,653
Net cash used in investing activities	(33,623)	(30,499)

Cash flows from financing activities:
Net payments of commercial paper	(14,590)	(7,274)
Net payments under credit agreement	–	(33,000)
Borrowings under credit agreement	36,250	–
Payments under credit agreement	(36,250)	–
Issuances of notes payable	50,000	50,000
Payments under notes payable obligations	(35,000)	(28)
Payment of premium on early extinguishment of debt	(708)	–
Dividends paid	(5,905)	(1,475)
Proceeds from stock option exercises	–	229
Net cash (used in) provided by financing activities	(6,203)	8,452

Net increase in cash & cash equivalents	$ 24,658	$ 706

Note 1.  On December 16, 2011, we announced that we had entered into definitive agreements for the sale of nearly all of our remaining timberland holdings, totaling approximately 80,200 acres located in Northern Wisconsin.  The timberland sales transactions were closed on December 23, 2011, and resulted in a pre-tax gain, net of related selling expenses, of $35.7 million.  The gain related to the sale of timberlands is recorded in cost of sales for the three and twelve months ended December 31, 2011.

Note 2.  In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill. The sale, to Neenah Paper, Inc., closed on January 31, 2012. The Brokaw mill is expected to be permanently closed by mid-year, and will affect approximately 450 hourly and salaried jobs.  The cost of sales for the three and twelve months ended December 31, 2011, includes $75.6 million in pre-tax charges primarily as a result of impairment charges on mill assets, an adjustment of mill inventory and spare parts to net realizable value, and a curtailment charge related to an hourly defined benefit pension plan.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs was $6.2 million for the three and twelve months ended December 31, 2011.  Sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment to Neenah Paper was completed in late January, generating proceeds of $20.5 million.  We expect to incur additional pre-tax closure charges of approximately $5 million in 2012.

Note 3.  During the second quarter of 2011, we settled our obligations related to the $35.0 million unsecured private placement notes scheduled to expire in August 2011.  The settlement of these obligations resulted in a loss on early extinguishment of debt of $0.7 million in the year ended December 31, 2011, which reflects the premiums paid to retire the unsecured private placement notes, net of unamortized premiums and issuance costs.

Note 4.  In December 2010, we were approved by the Internal Revenue Service (“IRS”) to be registered as a producer of cellulosic biofuel under the Internal Revenue Code.  The cellulosic biofuel credit was equal to $1.01 per gallon of black liquor produced in our pulp and paper mill operations.  After approval by the IRS, we made the decision to convert the alternative fuel mixtures credit to the cellulosic biofuel credit and claimed the credit for all black liquor gallons produced in 2009.  The conversion to the cellulosic biofuel credit resulted in a credit for income taxes in the fourth quarter of 2010 of $13.6 million, and a pre-tax charge to cost of sales of $1.4 million.

Note 5.  In the fourth quarter of 2010, we incurred pre-tax charges of $3.8 million due to a rate adjustment associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.  The pre-tax charge is included in selling and administrative expenses in the fourth quarter of 2010.

Note 6.  In the fourth quarter of 2010, we incurred a pre-tax curtailment charge of $3.1 million due to the freezing of benefits associated with a cash balance pension plan.  The pre-tax charge is included in selling and administrative expenses in the fourth quarter of 2010.

Note 7. Interim Segment Information

We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Tissue and Paper, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

In 2011 and 2010, the Tissue segment produced a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.  The Paper segment produced specialty and fine printing and writing papers for industrial, commercial and consumer end markets.  These products were produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander, Mosinee, and Brokaw, Wisconsin.

Following is asset information, sales, operating profit (loss), and other significant items by segment.

(in thousands, except ton data)			December 31,	December 31,
			2011 (unaudited)	2010
Segment assets
Tissue			$ 224,949	$ 208,988
Paper			367,249	431,512
Corporate & Unallocated*			86,632	37,109
			$ 678,830	$ 677,609

	Three Months		Twelve Months
	Ended December 31, (unaudited)		Ended December 31,
	2011	2010	2011 (unaudited)	2010
Net sales external customers
Tissue	$ 86,967	$ 87,193	$ 336,268	$ 343,309
Paper	165,711	173,024	698,306	712,379
	$252,678	$260,217	$1,034,574	$1,055,688

Operating profit (loss)
Tissue	$ 9,382	$ 11,078	$ 31,358	$ 46,150
Paper	(82,881)	(745)	(76,225)	12,301
Corporate & Eliminations	30,170	(8,027)	18,779	(14,610)
	$(43,329)	$2,306	$ (26,088)	$43,841

Depreciation, depletion, and amortization
Tissue	$ 7,109	$ 7,620	$ 29,992	$ 30,114
Paper	5,692	6,063	23,262	23,799
Corporate & Unallocated	716	782	2,561	2,616
	$ 13,517	$ 14,465	$ 55,815	$ 56,529

Tons sold
Tissue	44,055	44,752	173,451	176,758
Paper	108,519	116,941	453,809	489,856
	152,574	161,693	627,260	666,614

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.